Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (Nos. 333-268883, 333-266162, 333-261020, 333-256393, 333-259137 and 333-228448), on Form S-3 (Nos. 333-221281, 333-216666 and 333-231949) and on Form S-8 (Nos. 333-260284 and 333-207265) of Staffing 360 Solutions, Inc. and Subsidiaries (the “Company”), of our report dated May 19, 2023, relating to the consolidated financial statements, which appear in this Annual Report on Form 10-K for the year ended December 31, 2022. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Baker Tilly US, LLP

Uniondale, New York

May 19, 2023